EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FTI:
Ted Dosch Chief Financial Officer (224) 521-4281	Chris Kettmann Investor and Media Inquiries (312) 553-6716

ANIXTER INTERNATIONAL INC.
ANNOUNCES THE ACQUISITION OF JORVEX, S.A.

GLENVIEW, IL, July 9, 2012 – Anixter International Inc. (NYSE: AXE), a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts, today announced that it has acquired all the outstanding shares of Jorvex, S.A. (“Jorvex”) as of June 28, 2012.

Jorvex, based in Lima, Peru, is a leading distributor of electrical wire and cable products to commercial, industrial and government entities throughout Peru, with major distribution centers in Lima, Arequipa and Chiclayo. Jorvex’s broad array of products includes electrical wire and cable products, PVC and HDPE pipe and conveyor belts along with various technical support services. Annual sales for Jorvex were approximately $115 million for 2011 and Anixter expects the acquisition to be immediately accretive to earnings in the second half of 2012.

Commenting on the acquisition, Bob Eck, President and CEO of Anixter, said, “We are pleased to have Jorvex join Anixter and look forward to gaining their insight and partnering with the excellent team that has successfully built and led this business for over 40 years. Consistent with the strategy we have articulated, the acquisition of Jorvex represents an important step with our Emerging Markets growth initiative while also leveraging Anixter’s existing geographical presence and logistics capabilities. Furthermore, as a market leader, Jorvex immediately positions Anixter as a stronger and more significant player in the Andean market. Combined with Anixter’s existing Wire & Cable business, we will continue to lead the market and grow the business throughout the Latin American region.”

About Anixter

Anixter International is a leading global distributor of communication and security products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 450,000 products and over $1 billion in inventory, 3) approximately 225 warehouses with 7 million square feet of space, and 4) locations in over 260 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” ”will,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, and risks associated with integration of acquired companies. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements. We do not undertake to update any forward looking statements. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com